Exhibit 99.2

Information Relating to Part II, Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses, other than underwriting discounts and commissions, incurred or expected to be incurred by VWR Corporation (the “Company”) in connection with the offering and sale by the selling stockholder of up to 12,650,000 shares of the Company’s common stock, par value $0.01 per share, pursuant to the Company’s effective registration statement on Form S-3 (Registration No. 333-207924), as supplemented by a preliminary prospectus supplement dated November 10, 2015 and a final prospectus supplement dated November 12, 2015. All expenses are estimates.

SEC registration fee	$34,547
Printing expense	20,000
Accounting fees and expense	175,000
Legal fees and expenses	150,000
Miscellaneous expenses	19,953

Total	$399,500